SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒   Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement.

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to Sec. 240.14a-12.

DEFINED STRATEGY FUND INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials.

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DEFINED STRATEGY FUND INC.

February 10, 2009

Dear Stockholder:

I am writing to you directly because we need your vote on an urgent matter affecting the governance of DEFINED STRATEGY FUND INC. (the “Fund”). Recently, you were sent proxy materials regarding the Special Meeting of Stockholders (the “Meeting”) of the Fund to be held on December 19, 2008, which was adjourned to February 27, 2009.

Why was the meeting adjourned?

The meeting was adjourned because there were not a sufficient number of stockholders represented to constitute a quorum. To date, over 90% of the votes we received have been voted in favor of approving a new investment advisory and management agreement between your Fund and IQ Investment Advisors LLC (“IQ Advisors”), your Fund’s investment adviser, and a new investment subadvisory agreement between IQ Advisors and Nuveen HydePark Group, LLC, your Fund’s subadviser.

As more fully explained in the proxy statement, management believes that the approval of these proposals will prevent any potential disruption in IQ Advisors’ and the subadviser’s ability to continue to provide investment advisory services to the Fund.

The Fund’s Board of Directors has approved the new agreements and concluded that the new agreements are in the best interests of the stockholders of the Fund.

Why are we writing to you?

Our records indicate that we have not received your vote. We urge you to vote as soon as possible in order to allow the Fund to obtain a sufficient number of votes to hold the Meeting scheduled for February 27, 2009.

You can vote quickly and easily using one of the following methods:

•	Speak to a live Proxy Specialist by calling 1-866-586-0633. We can answer any of your questions and record your vote. (Open: M-F 9:30am – 9pm, Sat 10am – 6pm ET)
•	Use our automated touchtone system by calling the phone number on your proxy card, entering your control number located on the card, and following the touchtone prompts.
•	Log on to the website noted on your proxy card, enter your control number located on the card, and vote by following the on-screen prompts.
•	Mail in your signed proxy card in the envelope provided.

Please take a minute to cast your vote.

Thank you for your attention to this important matter.

Sincerely,

Colleen R. Rusch

Secretary of the Fund